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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made as of November 13, 1997 by and between Masters, Inc., (the "Company"), a Maryland corporation and a subsidiary of Group Maintenance America Corp., a Texas corporation ("GroupMAC"), and Ronald D. Bryant, an individual resident of the State of Maryland ("Employee").

         1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company upon the terms and conditions set forth herein.

         2. Term of Employment. This Agreement shall continue in effect for an initial term of three (3) years from the date of this Agreement and may continue for additional one year periods upon the mutual written agreement of the Company and the Employee, unless terminated in accordance with Section 6.

         3. Scope of Duties; Representations and Warranties.

            (a) The Employee will have such duties as are assigned or delegated to the Employee by the Board of Directors of the Company and will initially serve as the President of the Company. The Employee will devote his entire business time, attention, skills, and energy exclusively to the business of the Company, and will use his best efforts to promote the success of the Company's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company. If the Employee is elected as a director of the Company or as a director or officer of any of its affiliates, the Employee will fulfill his duties as such director or officer without additional compensation.

            (b) The Employee represents and warrants that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

         4. Compensation.

            (a) The Company shall initially pay the Employee an annual base salary of $150,000, subject to adjustment as provided below, which will be payable in equal periodic



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installments according to the Company's customary payroll practices, but no less frequently than monthly. Employee's base salary will be reviewed by the Board of Directors of the Company not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors of the Company, but in no event will Employee's base salary be less than $150,000 per year. The Company agrees to provide a vehicle comparable to the Employee's present vehicle and all reasonable costs associated therewith for maintenance, gasoline and insurance.

            (b) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes and other amounts which are required to be withheld with respect thereto under applicable federal and state laws.

         5. Fringe Benefits; Expenses.

            (a) So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, including but not limited to vacation policy, sick leave and disability leave, life insurance, health insurance, dental insurance, and stock ownership and/or profit sharing plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.

            (b) The Company shall pay the Employee for all reasonable business expenses incurred by the Employee in the scope of his employment; provided, however, that the Employee must file expense reports with respect to such expenses in accordance with the Company's policies as are in effect from time to time.

            (c) The Employee shall be entitled to a minimum of 4 weeks paid vacation in accordance with the vacation policies of the Company in effect from time to time. The Employee will also be entitled to the paid holidays and other paid leave set forth in the Company's policies. Vacation days earned during any calendar year that are not used by the Employee by the end of the following calendar year will be forfeited.

         6. Termination. Employee agrees that this Agreement may be terminated by the Company with or without "Cause" at any time, subject to the terms of this Section 6. Such termination shall be effective upon delivery of written notice to Employee of the Company's election to terminate this Agreement under this Section 6.

            (a) Definition of "Cause". When used in connection with the termination of employment with the Company, "Cause" shall mean: (i) Employee's breach of his obligations under this Agreement; (ii) Employee's failure to adhere to any written Company policy after the Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime which results in Employee's imprisonment if such imprisonment effects Employee's performance hereunder; (iv) the commission by the Employee of an act of fraud upon the Company or any of its affiliates; (v) the misappropriation (or attempted

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misappropriation) or any funds or property of the Company or any of its affiliates by the Employee; (vi) the failure by the Employee to perform duties assigned to him after reasonable notice and opportunity to cure such performance; (vii) the engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (viii) the engagement by the Employee, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or any of its affiliates or which would result in a material injury to the Company or any of its affiliates; (ix) the engagement by the Employee in any activity which would constitute a material violation of the provisions of the Company's or GroupMAC's Insider Trading Policy or Business Ethics Policy, if any, then in effect, or (x) the failure by the Employee to sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or GroupMAC or to take other actions reasonably related thereto as requested by the Board of Directors of the Company.

            (b) Termination for Cause or Resignation. If the Company terminates Employee's employment for Cause or the Employee voluntarily resigns, the Company shall pay the Employee's base salary earned through the date of termination, but all rights to any other compensation or benefits arising hereunder shall be canceled and terminated in all respects concurrently with such termination of employment; provided that Employee may elect to continue to participate, at Employee's own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable laws.

            (c) Termination Without Cause. In the event that the Employee's employment is terminated by the Company without Cause, the Company shall, subject to the terms of subsections (d) and (e) of this Section 6 below, and only if and as long as Employee is not in breach of his obligations under this Agreement, (i) pay to the Employee an amount equal to 12 months compensation at his then current base salary payable in a lump sum, (ii) continue to provide benefits in the kind and amounts provided up to the date of termination for such 12 month period, including continuation of any Company-paid benefits as described in Section 5 for Employee and his family.

            (d) Disability; Death. If at any time during the term of this Agreement, Employee is unable due to physical or mental disability to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the first 12 months of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such 12-month period, the Company, at its sole option, may continue payment of Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without further obligations hereunder. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period.

            (e) Securities Matters. Employee agrees that he will sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or GroupMAC, or take other actions reasonably

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related thereto as requested by the Board of Directors of the Company. Failure to take any such action shall be "Cause" for termination, or if termination has already occurred, shall cause Employee to forfeit any further rights to the salary continuation or other payments that would otherwise be payable to Employee. In addition, Employee agrees that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution of such documents and the taking of such actions, and the Employee hereby appoints the then current president of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as other management shareholders generally.

            (f) Waiver and Release. In the event that employment is terminated by the Company without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands which Employee may have arising out of such termination, as liquidated damages and not as a penalty, the applicable amounts payable to Employee as set forth in this Section 6. Employee hereby waives any and all rights he may have to bring any cause of action or proceeding contesting any termination without Cause. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following his date of termination if his termination is for Cause.

         7. Covenant Not to Compete.

            (a) During the term of this Agreement, Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or its affiliates.

            (b) Employee further agrees that, for the period from the date hereof to the later to occur of (i) five (5) years after the date hereof or
(ii) two (2) years from and after the date of termination of Employee's employment under this Agreement, regardless of the reason for such termination, he will neither represent any other company nor engage in or carry on (directly or indirectly, either for himself or as a member of a partnership or as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity) any business which engages in the installation, construction or maintenance of heating, ventilation, air conditioning systems, fire sprinklers or plumbing within a 100 mile radius of Gaithersburg, Maryland. Notwithstanding the foregoing, nothing herein shall prevent Employee from working in the indoor air quality, heating, ventilation and air conditioning, plumbing or electrical contracting industries, provided that such activities are in areas not in direct competition with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment.

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            (c) Employee agrees that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. Employee agrees that, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

            (d) Employee agrees that the remedy at law for any breach by him of this Section 7 will be inadequate and that the Company shall also be entitled to injunctive relief.

         8. Confidential Information and Results of Service. Employee agrees that during the term of this Agreement, and for five (5) years after his termination of employment, he will not make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company, or any of its affiliates, and further agrees that he will return to the Company at the termination of the Employee's employment or at any other time at the Company's request all written materials in his possession embodying such Confidential Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by the Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing, such information includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information (i) which is, at the time in question, in the public domain through no wrongful act of Employee, (ii) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or Employee, (iii) which is required by court or governmental order, law or regulation to be disclosed, or (iv) which the Company has expressly given Employee the right to disclose pursuant to written agreement. Employee agrees that the remedy at law for any breach by him of this
Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

         9. Employee Inventions. Each Employee Invention (as defined below) will belong exclusively to the Company. The Employee acknowledges that all of the Employee's writing, works of authorship, specially commissioned works, and other Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Company all of the Employee's right, title, and interest,

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including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

              (a) disclose to the Company in writing any Employee Invention;

              (b) assign to the Company or to a party designated by the
                  Company, at the Company's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

              (c) execute and deliver to the Company such applications,
                  assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

              (d) sign all other papers necessary to carry out the above obligations; and

              (e) give testimony and render any other assistance but without expense to the Employee in support of the Company's rights to any Employee Invention.

         For purposes of this Agreement, "Employee Invention" means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, developed, purchased or acquired by Employee, either solely or in conjunction with others, during the term of Employee's employment with the Company that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Company, that is based upon or uses Confidential Information.

         10. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently given if delivered by hand, by courier service, sent by registered mail, postage prepaid, or sent by facsimile (with written confirmation of receipt) to the parties at their respective addresses listed below:

              (a) If to the Employee:

                  Ronald D. Bryant
                  c/o Masters, Inc.
                  7891 Beechcraft Avenue
                  Gaithersburg, Maryland 20879
                  Facsimile No.: (301) 258-7368


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              (b) If to the Company:

                  Masters, Inc.
                  c/o Group Maintenance America Corp.
                  1800 West Loop South, Suite 1375
                  Houston, Texas 77027
                  Facsimile No. (713) 626-4776
                  Attn: President

Either party may change such party's address by such notice to the other party.

         11. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither the Employee nor his spouse will have the right to pledge, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company or its affiliates is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.

         12. Survival. The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

         13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Maryland.

         14. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         15. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

         16. Waiver and Amendments; Cumulative Rights and Remedies.

             (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.


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             (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

             (c) The Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

         17. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

         18. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the date first above written.

                                  COMPANY:

                                  MASTERS, INC.


                                  By:      /s/ J. Patrick Millinor, Jr.
                                     ------------------------------------------
                                  Name:   J. Patrick Millinor, Jr.
                                  Title:  Chief Executive Officer



                                  EMPLOYEE:


                                  /s/    Ronald D. Bryant
                                  ---------------------------------------------
                                  Ronald D. Bryant


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